Exhibit 10.14

Effective as of May 15, 2001

Mr. James Embree
8 Stop River Road
Norfolk, MA  02056

Dear Jim:

I am writing to confirm our offer to you for a position as Vice President, Manufacturing, reporting to Walter Ogier, President and COO.  We are pleased to offer you a starting salary of $13,210.66 per month (equivalent to $158,528.00 per year), to be paid semi-monthly and reviewed annually.  The monthly salary includes an allowance to help offset contributions to certain benefits should you elect them.  You are also eligible for an annual cash bonus of 20% of base salary and to participate in our annual merit-based stock option program, provided that any award of options will be subject to the approval of our Board of Directors. You are also entitled to receive shares of BTI common stock in accordance with the terms and conditions of the Eligix, Inc. Management Equity Incentive Plan. In addition, you will receive medical and dental insurance, 15% of the cost of which is contributed by the employee.  Term life insurance, equivalent to one times your annual salary, and parking will be provided by the company without employee contribution. Long-term disability insurance is provided, 100% of the cost is contributed by the employee (your annual premium would be approximately $930.00).  You will also be entitled to three weeks paid vacation accrued on an annual basis and 11 paid holidays per year.  In the event your employment is terminated by Biotransplant without cause, you would receive up to 6 months base salary, payable in 12 equal semi-monthly installments, which would be discontinued upon your securing other employment.

Your employment is subject to your signing an Invention, Non-Disclosure and Non-Compete Agreement with BioTransplant, in the form previously provided to you, and review of any agreement you may have with others to insure that your employment with BioTransplant is not in conflict with any such agreements.

Also, this offer is contingent upon your ability to provide proof of your legal right to work in the United States, as defined by Federal regulations.

By signing this letter below, you acknowledge that the foregoing offered terms of your employment with BioTransplant do not constitute (i) a significant diminution of your duties, responsibilities, power, title or office in effect at Eligix, Inc. immediately prior to your acceptance of this offer or (ii) a material reduction in your compensation (including without limitation, salary, bonuses, options and benefits) or material change in your manner of compensation (including without limitation, the timing of any salary or bonus payments) in effect for you at Eligix, Inc. immediately prior to your acceptance of this offer.

If you agree to the terms outlined above, please sign both copies of this letter and return one copy using the enclosed, stamped envelope.

We look forward to your joining BioTransplant. We are confident that you will make a significant contribution to BioTransplant's future success.

Sincerely,

/s/ Elliot Lebowitz
Elliot Lebowitz, Ph.D.
President and CEO

Accepted and Agreed to:

/s/ James Embree

Name: James Embree	Date: May 15, 2001